As filed with the Securities and Exchange Commission on April 30, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GORMAN-RUPP COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0253990
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 South Airport Road

Mansfield, Ohio 44903

(Address of Principal Executive Offices, including Zip Code)

THE GORMAN-RUPP COMPANY 2024 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Brigette A. Burnell Executive Vice President, General Counsel and Corporate Secretary The Gorman-Rupp Company 600 South Airport Road Mansfield, Ohio 44903 (419) 755-1011	Copy to: Douglas A. Neary Kristofer K. Spreen Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114 (216) 622-8200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note under Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024;

3.	The Registrant’s Current Report on Form 8-K filed on April 30, 2024; and

4.

The description of the Common Shares contained in the Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 filed as Exhibit 4(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and any amendments and reports filed for the purpose of updating that description;

other than the portions of such documents that, by statute or rule, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents that by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code sets forth the conditions and limitations governing a corporation’s indemnification of officers, directors and other persons. Section 1701.13(E) provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13(E) on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the court of common pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper.

Moreover, Section 1701.13(E) provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13(E) establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13(E) is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any articles, regulations, agreement, vote of shareholders or disinterested directors or otherwise.

The general effect of Article IV of the Registrant’s Regulations is to provide for the indemnification of its directors, officers and employees to the full extent permitted by applicable law, on terms generally consistent with the statutory authority in Section 1701.13(E) of the Ohio Revised Code. Article IV of the Registrant’s Regulations further provides that such indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled, including under the Registrant’s Articles of Incorporation or any agreement, vote of shareholders or disinterested directors or otherwise.

The Registrant has entered into Indemnification Agreements (the “Indemnification Agreements”) with each present director and such officers of the Registrant and its subsidiaries as have been designated by the Board of Directors and expects to enter into similar agreements with its directors and certain officers elected or appointed in the future at the time of their election or appointment. The effect of the Indemnification Agreements is to provide for mandatory indemnification of an officer or director of the Registrant, or of an individual who serves at the request of the Registrant as an officer, director, member, manager, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, whether or not for profit, if the individual meets certain standards of conduct required by the Indemnification Agreements. The Indemnification Agreements provide indemnification to an individual who was or is a party to any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, including those made, instituted or conducted by the Registrant. The Indemnification Agreements also contemplate indemnification in connection with arbitrative, administrative and investigative proceedings as well as criminal and civil claims, demands, actions, suits or proceedings.

The Registrant also maintains insurance covering certain liabilities of the directors and officers of the Registrant and its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(4)(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023).

4.2	Regulations, as amended, of the Registrant (incorporated herein by reference to Exhibit 3(4)(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023).

4.3	The Gorman-Rupp Company 2024 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 30, 2024).

5.1	Opinion of Calfee, Halter & Griswold LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1 of this Registration Statement).

24.1	Power of Attorney.

107	Filing Fee Table.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, State of Ohio, on this 30th day of April, 2024.

THE GORMAN-RUPP COMPANY

By:	/s/ Brigette A. Burnell
Brigette A. Burnell
Executive Vice President, General
Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of April 30, 2024.

Signature	Title

* Scott A. King	President and Chief Executive Officer and
Scott A. King	Director (Principal Executive Officer)

* James C. Kerr	Executive Vice President and Chief Financial
James C. Kerr	Officer (Principal Financial and Accounting Officer)

* Jeffrey S. Gorman	Executive Chairman
Jeffrey S. Gorman

* Donald H. Bullock, Jr.	Director
Donald H. Bullock, Jr.

* M. Ann Harlan	Director
M. Ann Harlan

* Christopher H. Lake	Director
Christopher H. Lake

* Sonja K. McClelland	Director
Sonja K. McClelland

* Vincent K. Petrella	Director
Vincent K. Petrella

* Kenneth R. Reynolds	Director
Kenneth R. Reynolds

*

The undersigned, by signing her name hereto, does sign and execute this Registration Statement on Form S-8 on behalf of The Gorman-Rupp Company and on behalf of each of the above-named Officers and Directors of The Gorman-Rupp Company pursuant to Powers of Attorney executed by The Gorman-Rupp Company and by each such Officer and Director and filed with the Securities and Exchange Commission.

April 30, 2024

By:	/s/ Brigette A. Burnell
Brigette A. Burnell
Attorney-In-Fact